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| FORM 3 |
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Senda                             Mark                               W.
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   (Last)                            (First)                            (Middle)

   4308 Ariel Court
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                                     (Street)

   Naperville,                       IL                                   60564
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   (City)                            (State)                               (Zip)


2. Date of Event Requiring Statement (Month/Day/Year)

   1/31/97

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

   Brooks Fiber Properties, Inc. -- Nasdaq symbol "BFPT"

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [X] Officer (give title below)

       Senior Vice President, Operations

   [ ] 10% Owner
   [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                            Table 1 ( Non-Derivative Securities Beneficially Owned
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1. Title of Security  2. Amount of Securities  3. Ownership Form: Direct (D)  4. Nature of Indirect Beneficial
   (Instr. 4)            Beneficially Owned       or Indirect (I) (Instr. 5)     Ownership (Instr. 4)
                         (Instr. 4)
--------------------  -----------------------  -----------------------------  --------------------------------


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* If the Form if filed by more than one Reporting Person, see Instruction 5(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (Over)

                           (Print or Type Responses)

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         Table II - Derivative Securities Beneficially Owned (e.g,. puts, calls, warrants, options, convertible securities)
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1. Title of    2. Date Exercisable and    3. Title and Amount of          4. Conversion or   5. Ownership Form of     5. Nature of
   Derivative     Expiration Date            Securities Underlying           Exercise Price     Derivative Security:     Indirect
   Security       (Month/Day/Year)           Derivative Security             of Derivative      Direct (D) or            Beneficial
   (Instr. 4)                                (Instr. 4)                      Security           Indirect (I)             Ownership
                                                                                                (Instr. 5)
-------------  -------------------------  ------------------------------  -----------------  -----------------------  --------------
               Date           Expiration  Title                Amount or
               Exercisable    Date                             Number of
                                                               Shares
               -------------  ----------  -------------------  ---------

Options        1/3 on 1/1/98  12/31/06    Voting Common Stock  55,000           $25.50                  D
               1/3 on 1/1/99
               1/3 on 1/1/00

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

Explanation of Responses:


     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Mark W. Senda                         February 10, 1997
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**Signature of Reporting Person           Date

     Note: File three copies of this form, one of which must be manually signed. If space provided in insufficient, See Instruction 6 for procedure.

                           (Print or Type Responses)